                                                                    EXHIBIT 4.3

                        FIRST AMENDMENT TO LOAN AGREEMENT

         This First Amendment to Loan Agreement is made as of the 21st day of August, 1998 by and among

         Galileo Corporation, a Delaware corporation, with its principal place of business at Galileo Park, Sturbridge, Worcester County, Massachusetts (the "Borrower"); and

         BankBoston, N.A., a national banking association having its principal offices at 100 Federal Street, Boston, Massachusetts (the "Bank")

In consideration of the mutual covenants herein contained and benefits to be derived herefrom.

                                   WITNESSETH

         WHEREAS, the Borrower and the Bank have entered into a Loan Agreement dated as of January 27, 1998 (the "Loan Agreement"); and

         WHEREAS, certain Events of Default have arisen under the Loan Agreement and the Borrower has requested the Bank to amend the Loan Agreement and to forbear from exercising its rights and remedies as a result of the existence of such Events of Default; and

         WHEREAS, the Bank is willing to forbear from exercising its rights and remedies as a result of the existence of the Events of Default and to amend the Loan Agreement on the terms set forth herein.

         NOW THEREFORE, it is hereby agreed as follows:

         1. Definitions: All capitalized terms used herein and not otherwise defined shall have the same meaning herein as the Loan Agreement.

         2. Amendment to Section 1. The provisions of section 1.1 of the Loan Agreement are hereby amended

                  (a) By deleting the definitions of "Adjusted LIBOR Rate", "Conversion Date", "LIBOR Loan", "Interest Period" and "Notice of Borrowing and/or Selection of Interest", in their entirety.

                  (b) By amending the definition of "Guarantor" by adding the words "and Optical Filter Corporation" at the end thereof.

                  (c) By amending the definition of "Guaranty" by adding the words "and the Guaranty of Optical Filter Corporation dated January 30, 1998" at the end thereof.

                  (d) By amending the definition of "landlord's Waiver" by deleting the words "at any location in which the value of the Borrower's assets or any of its Subsidiaries exceed ONE MILLION and 00/100 ($1,000,000.00) DOLLARS" and substituting in its stead the words "at any location at which assets of the Borrower or any of its Subsidiaries are maintained".

                  (e) By amending the definition of "Maximum Commitment" to read "FOURTEEN MILLION and 00/100 DOLLARS ($14,000,000.00), subject to reduction as provided in Section 2.1(b) hereof.

                  (f) By amending the definition of "Revolving Credit Period" by deleting the words "or the Conversion Date" and substituting in its stead the words "or the Maturity Date".

                  (g) By deleting the definition of "Security Agreements" in its entirety and substituting the following in its stead:

                           Security Agreements. A certain Security Agreement of even date herewith by and between the BORROWER and the BANK encumbering the assets of the BORROWER, the Security Agreements now or hereafter executed and delivered by the BORROWER'S Subsidiaries to the BANK, and all other instruments, documents and agreements heretofore or hereafter executed and delivered by the BORROWER or any of its Subsidiaries to the BANK granting a Lien on any of their assets as security for the Obligations.

                  (h) By adding the following new definitions:

                           Adjusted Interest Coverage Ratio. At any time of determination, the ratio of (x) Consolidated Operating Cash Flow plus or minus Consolidated Working Capital Changes, as applicable, to (y) Consolidated Interest Expense.

                           Asset Sale. Any one or series of related transactions in which the Borrower or any of its Subsidiaries conveys, sells, transfers or otherwise disposes of, directly or indirectly, any of its properties, business or assets (including the sale or issuance of any capital stock of its respective Subsidiaries) or merges or consolidates with or into, or enters into any joint venture or other business combination with, any other person or entity.

                           Consolidated Current Assets. All assets of the BORROWER and its Subsidiaries on a consolidated basis that, in accordance with generally accepted accounting principles, are properly classified as current assets.

                           Consolidated Current Liabilities. All liabilities and other Indebtedness of the BORROWER and its Subsidiaries on a consolidated basis maturing on demand or within one (1) year from the date Consolidated Current Liabilities are to be determined, and such other liabilities that, in accordance with generally accepted accounting principles, are properly classified as current liabilities.

                           Consolidated EBITDA. For any period, an amount equal to Consolidated Net Income for such period, plus, to the extent deducted in the calculation of Consolidated Net Income for such period (a) depreciation, amortization and other noncash expenses, (b) income tax expense, and (c) Consolidated Interest Expense, all as determined in accordance with generally accepted accounting principles.

                           Consolidated Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the BORROWER and its Subsidiaries during such period on all Indebtedness, including all facility and other fees incurred in connection therewith.

                           Consolidated Operating Cash Flow. For any period, an amount equal to (a) Consolidated EBITDA for such period, less (b) the sum of (I) cash payments for all taxes made during such period, and (ii) to the extent not already deducted in the determination of Consolidated EBITDA, capital expenditures made during such period to the extent permitted under Section
                           5.11 hereof.

                           Consolidated Working Capital Changes. For any period, the net change from the immediately preceding period to (a) accounts receivable of the BORROWER and its Subsidiaries, (b) accounts payable of the BORROWER and its Subsidiaries, (c) current accruals of the BORROWER and its Subsidiaries, and (d) inventory of the BORROWER and its Subsidiaries, all as determined in accordance in generally accepted accounting principles.

                           Current Ratio. At any time of determination, the ratio of Consolidated Current assets to Consolidated Current Liabilities.

                           Interest Coverage Ratio. At any time of
                           determination, the ratio of (x) Consolidated
                           Operating Cash Flow to (y) Consolidated Interest Expense.

                           Maturity Date. December 31, 1999.

                           Net Cash Proceeds. The net cash proceeds received by the Borrower or any of its Subsidiaries in respect of any Asset Sale, less the sum of (a) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale (but excluding any applicable taxes required to be paid as a result of any such Asset sale), and (b) the aggregate amount of cash which is used to retire (in whole or in part) any Indebtedness secured by a Lien permitted hereunder having priority over the Liens of the Bank with respect to the assets which are the subject of the Asset sale and which is required to be repaid in whole or in part in connection with such Asset Sale.

         3. Amendments to Section 2. The provisions of section 2 of the Loan Agreement are hereby amended

                  (a) By deleting the provisions of section 2.1 in its entirety and substituting the following in its stead:

                           2.1 The Loan. (a) Subject to the terms and conditions hereof, the BANK will make available to the BORROWER Loans in the aggregate amount outstanding of up to the Maximum Commitment evidenced by a FOURTEEN MILLION and 00/100 DOLLAR note ("Note") with interest payable monthly at the aggregate of the Base Rate plus one percent (1%) per annum. During the revolving Credit Period, the BORROWER may borrow, prepay, and reborrow pursuant to this Agreement. The entire outstanding balance of the Loan shall be paid in full on the Maturity date.

                           (b) The Borrower shall make a prepayment of the Obligations in an amount equal to 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale. Upon any such Asset Sale, the Maximum Commitment will be reduced by a n amount equal to such Net Cash Proceeds. Any reduction of the Maximum Commitment may not be reinstated.

b. by deleting the provisions of Section 2.2(a) and substituting the following in its stead:

                           a) Whenever the BORROWER desires to obtain a Loan hereunder, the BORROWER shall notify the BANK (which notice shall be irrevocable) by telex, telegraph or telephone received no later than 10:00 a.m. (Boston, MA time) on the date one (1) business day before the day on which the requested Loan is to be made. Such notice shall specify the effective date and amount of each Loan. Each such notification shall be immediately followed by a written confirmation thereof by the BORROWER in substantially the form of Exhibit "B" hereto, provided that if such written confirmation differs in any material respect from the action taken by the BANK, the records of the BANK shall control, absent manifest error.

c. by deleting the provisions of Section 2.4 in their entirety.

d. by deleting the words "one-quarter (.25%)" in Section 2.5(d) and substituting in its stead the words "one-half percent (.50%)".

e. by adding the following new subsection at the end of Section 2.5:

                           e) An amendment fee in connection with the First Amendment to this Agreement in the sum of $150,000.00. Such amendment fee shall be paid in two installments, the first of which shall be in the sum of $50,000.00 and shall be paid upon execution of the First Amendment to this Agreement and the second of which shall be in the sum of $100,000.00 and shall be paid on January 2, 1999. The full amount of the amendment fee shall be fully earned upon the execution of the First Amendment to this Agreement and, except as set forth in the following sentence, shall not be subject to refund or rebate under any circumstances. Notwithstanding the foregoing, if (x) all Obligations have been irrevocably paid in full on or before December 31, 1998, and (y) all obligations of the BANK to make Loans terminated on or before December 31, 1998, and (z) no Event of Default has arisen after the date of the First Amendment to this Agreement as a result of which the BANK has accelerated the time for payment of the Obligations and commenced the exercise of its remedies upon default, the BANK shall waive payment of the second installment of the amendment fee due on January 2, 1999.

f. by deleting the provisions of Section 2.6 in their entirety and substituting the following in its stead:

                           2.6 Interest Rate and Payments of Interest: Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the aggregate of the Base Rate plus one percent (1%), which rate shall change contemporaneously with any change in the Base Rate. Interest shall be payable monthly in arrears on the first day of each month.

g. by deleting the provisions of Section 2.7(a) in their entirety.

h. by deleting the words "(other than such requirements as are already included in the determination of Adjusted LIBOR Rate)" in clause (2) of Section 2.7(b).

i. by deleting the provisions of Section 2.8 in their entirely and substituting the following in its stead:

                           2.8 Payments and Prepayments of the Loan. All Base Rate Loans may be prepaid in increments of a minimum of $100,000.00 at any time without premium or penalty on one (1) business day's notice and the interest accrued on the amount so paid to the date of such payment must be paid at the time of any such payment.

j. by deleting the provisions of Section 2.1(a) and substituting the following in its stead:

                           a) Upon the occurrence of any Event of Default, interest shall accrue on the outstanding principal of the Obligations and, to the extent permitted by applicable law, overdue interest and fees or other amounts payable hereunder or under the other Loan Documents at a rate per annum equal to the aggregate of the Base Rate plus four percent (4%).

k. by deleting the provisions of Section 2.11 in their entirety.


l. by deleting the words "Except as provided in Paragraph (a ) of the definition of Interest Period" from the second sentence of Section 2.12.

4. Amendments to Section 5. The provisions of Section 5 of the Loan Agreement are hereby amended


a. by deleting the words "five (5) days" appearing in Section 5.1(g) and substituting the words "two (2) days" in their stead.


b. by adding the following new subsection to Section 5.1:


                           j) promptly, and in any event no less frequently than weekly, written notice of the status of any negotiations, offers and/or agreements for any Asset Sales, together with copies of all offers, agreements and other documents in connection therewith.


c. by deleting the provisions of Section 5.8 in their entirety and substituting the following in its stead:


                           5.8 Current Ratio. The BORROWER and its Subsidiaries will maintain a Current Ratio of no less than the following as of the end of each of the months indicated:

                               Month Ending                 Maximum Ratio
                               ------------                 -------------
                               September 30, 1998           1.20:1.00

                               October 31, 1998             1.20:1.00

                               November 30, 1998            1.00:1.00

                               December 31, 1998            1.20:1.00

                               December 31, 1998 and each   1.10:1.00
                               month end thereafter

d. by deleting the provisions of Section 5.9 in their entirety and substituting the following in its stead:

                           5.9 Ratio of Indebtedness to Consolidated Tangible Net Worth. The BORROWER and its Subsidiaries will maintain a ratio of Indebtedness to Consolidated Tangible Net Worth of no more than the following as of the end of each of the months indicated:

                               Month Ending                 Minimum Ratio
                               ------------                 -------------
                               September 30, 1998           1.00:1.00

                               October 31, 1998             1.00:1.00

                               November 30, 1998            1.00:1.00

                               December 31, 1998            1.00:1.00

                               January 31, 1999 and each    1.20:1.00
                               month end thereafter

e, by deleting the provisions of Section 5.10 in their entirety and substituting the following in its stead:

                           5.10 Interest Coverage Ratio. (a) The BORROWER and its Subsidiaries shall achieve an Interest coverage Ratio of no less than (I) 1.30:1.00 at December 31, 1998 (calculated for the three months beginning October 1, 1998 and ending December 31, 1998), and
                           (ii) 1.50:1.00 for each month thereafter commencing with the month ending January 31, 1999.

                           (b) The BORROWER and its Subsidiaries shall achieve an Adjusted interest Coverage Ratio of no less than
                           (I) 1.30:1.00 at December 31, 1998 (calculated for the three months beginning October 1, 1998 and ending December 31, 1998), and (ii) 1.50:1.00 for each month thereafter commencing with the month ending January 31, 1999.

         f. by deleting the provisions of Section 5.11 in their entirety and substituting the following in their stead:

                           5.11 Limitation on Capital Expenditures. The BORROWER and its Subsidiaries shall not make or incur capital expenditures in excess of $400,000.00 in the aggregate in any fiscal quarter.

         g. by deleting the provisions of Section 5.13 in their entirety and substituting the following in its stead:

                           5.13 Consolidated Net Income. (a) the BORROWER and its Subsidiaries will not permit its consolidated net loss (before taxes and excluding non-cash deductions associated with the closure of the medical endoscope business), determined in accordance with generally accepted accounting principals, to be greater than $2,000,000.00 for the quarter ending September 30, 1998.

                           (b) The BORROWER and its Subsidiaries shall achieve Consolidated Net Income (before taxes and excluding any extraordinary gains and extraordinary losses which would otherwise be included in the calculation of Consolidated Net Income), for the fiscal quarter ending December 31, 1998 of at least $200,000.00

                           (c) The BORROWER and its Subsidiaries shall achieve Consolidated Net Income (before taxes and excluding any extraordinary gains which would otherwise be included in the calculation of Consolidated Net Income), for each fiscal quarter of at least $200,000.00, commencing with the fiscal quarter ending march 31, 1999.

         h.       by adding the following new sections to the Loan Agreement.

                           5.14 Disposition of Channeltron and Related Product Lines. On or before October 1, 1998, the BORROWER shall enter into an agreement, on terms and conditions reasonably satisfactory to the BANK, for the sale of Scientific Detector's channeltron detector and assemblies product lines for a purchase price of at least $4,500,000 (the assets of which have a book value of less than $2,500,000); and the BORROWER shall cause such sale to be consummated and the net Cash Proceeds therefrom to have been paid to the BANK on or before November 1, 1998.

                           5.15. Retention of Consultant. The BORROWER shall engage The Recovery Group or another consultant reasonably acceptable to the BANK to undertake such activities and duties as the BANK may reasonably require. The BORROWER and its Subsidiaries shall cooperate with such consultant in the performance of his duties and hereby agrees that the consultant may, without any notice to, or further consent from, the BORROWER or its Subsidiaries, disclose any and all information regarding the BORROWER and its Subsidiaries obtained by the consultant in the performance of his duties to the BANK. All reasonable fees, costs and expenses of the consultant shall be borne by the BORROWER and its Subsidiaries.

                           5.16 Loan to Value. The BORROWER shall not permit the ratio of the outstanding Obligations to the orderly liquidation value (as reasonably determined by the BANK) of the Collateral to be greater than 0.70:1.00.

                           5.17 Proceeds of Collateral. The BORROWER and its Subsidiaries have previously established a lock box with the BANK. All proceeds of the Collateral shall continue to be directed to the lockbox, and shall be deposited into the BORROWER'S operating account maintained with the BANK until the earlier of December 1, 1998 or the occurrence of an Event of Default, at which time the BANK may apply the proceeds in the lockbox to the Obligations.

                           5.18 Additional Information. The BORROWER and its Subsidiaries shall cooperate with the BANK, the consultant and their respective representatives in order that the BANK shall receive a commercial finance examination, a real estate appraisal, an inventory valuation, and a final report of The Recovery Group, each in form and substance satisfactory to the BANK by September 13, 1998.

         5. Amendments to Section 6. The provisions of Section 6 of the Loan Agreement are hereby amended

         a. by adding the words "and its Subsidiaries" in Sections 6.2, 6.2, 6.4, and 6.5 after the words "the BORROWER" in the first line of each of such sections.

         b. by deleting the provisions of Section 6.1(e) and 6.1(f) in their entirety.

         c.       by deleting the provisions of Section 6.2(f) in its entirety.

         d. by deleting the words "FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00)" in clause (ii) of Section 6.4 and substituting the words "TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($200,000.00) in its stead.

         e. by deleting the provisions of Section 6.4(iii) in their entirety.

         f.       by adding the following new clauses at the end of Section 6.4:

                           and (vi) the sale or other disposition of Scientific Detector's channeltron detector and assemblies product lines in accordance with the provisions of
                           Section 5.14 hereof.

         6. Amendments to Section 7. The provisions of Section 7 of the Loan Agreement are hereby amended

         a.       by deleting clause m) in its entirety.

         b.       by adding the following new clause thereto:

                           n) the occurrence of any default or event of default
under any other instrument, document, or agreement between the BORROWER or any of its Subsidiaries and the BANK or any affiliate of the BANK.

         c.       by adding the following at the end thereof:

                           In addition, and without limiting any other remedies
of the BANK, upon the occurrence of any Event of Default, the BANK may institute the lock box, clocked account or other procedures described in Section 5.17 hereof.

         7. Amendments to Section 8. The provision of Section 8.1 of the Loan Agreement are hereby amended by changing the notice address for the BANK as follows:

                  BankBoston, N.A.
                  100 Federal Street
                  Boston, Massachusetts 02110
                  Attention:  Ms. Corinne M. Barrett
                                    Mail Stop 01-06-01

                  Telephone:        (617) 434-0946
                  Telecopier:       (617) 434-4775

                  with a copy to:

                  Riemer & Braunstein
                  Three Center Plaza
                  Boston, Massachusetts  02108
                  Attention:  David S. Berman, Esquire

                  Telephone:        (617) 523-9000
                  Telecopier:       (617) 723-6831

         8. Amendments. Exhibits B and C to the Loan Agreement are hereby deleted in their entirety and Exhibits B and C annexed hereto are substituted in their stead.

         9. Conditions to Effectiveness. This First Amendment to Loan Agreement shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the BANK:

                  a. This First Amendment to the Loan Agreement shall have been duly executed and delivered by the BORROWER, the Guarantors and the BANK, and shall be in full force and effect. The BANK shall have received a fully executed copy hereof and of each other document required hereunder.

                  b. All action on the part of the BORROWER and the Guarantors necessary for the valid execution, delivery and performance by the BORROWER of this First Amendment to Loan Agreement shall have been duly and effectively taken. The BANK shall have received from each of the BORROWER and Guarantors, true copies of their respective certificates of the resolutions adopted by their respective boards of directors authorizing the transactions described herein, each certified by their respective secretaries as of a recent date to be true and complete.

         c. The BANK shall have received a list of all customers of the BORROWER and its Subsidiaries (including, without limitation, all names, addresses, contact persons and telephone numbers).

         d. The BANK shall have received (i) a duly executed Mortgage, Security Agreement and Assignment of Leases and Rents (the "Mortgage) with respect to the BORROWER'S real estate in Sturbridge, Massachusetts, evidence that such Mortgage has been duly recorded and perfected and is subject to no Liens other than Permitted Liens, and title insurance with respect to such Mortgage, (ii) duly executed Collateral Assignments of Trademarks and Patents which shall have been forwarded for filing with the United States Patent and Trademark Office, (iii) a stock pledge with respect to the capital stock of each of the BORROWER'S Subsidiaries (other than foreign Subsidiaries as to which the pledge will be limited to 66% of such stock), (iv) duly executed guarantees of the Obligations and Security Agreements from each of the BORROWER'S Subsidiaries (other than foreign Subsidiaries) and (v) all Landlord's Waivers, all of the foregoing to be in form and substance reasonably satisfactory to the BANK.

         e. The BORROWER and its Subsidiaries shall have executed security agreements, collateral assignments, mortgages and such other documentation as the BANK may require in order that all other obligations of the BORROWER and its Subsidiaries to the BANK and to any affiliate of the BANK are secured by the same Collateral as the Obligations under the Loan Agreement.

         f. The BANK shall have received opinions of counsel to each of the BORROWER and Guarantors satisfactory to the BANK and the BANK's counsel.

         g. The BANK shall have been paid the initial installment of the amendment fee in the sum of $50,000.00.

         h. The BORROWER shall have paid to the BANK all other fees and expenses then due and owing pursuant to the Loan Agreement, as modified hereby, including without limitation, reasonable attorneys' fees incurred by the BANK.

         i. No Default or Event of Default shall have occurred and be continuing.

         j. The Borrowers and Guarantors shall have provided such additional instruments and documents to the BANK as the BANK and its counsel may have reasonably requested.

10. Miscellaneous.

         a. Except as provided herein, all terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect. The BORROWER and the Guarantors hereby ratify, confirm, and reaffirm all of the representations, warranties and covenants therein contained (except to the extent that such representations and warranties expressly relate to an earlier date). The BORROWER and the Guarantors further acknowledge and agree that none of them have any offsets, defenses, or counterclaims against the BANK under the Loan agreement or the other Loan Documents and, to the extent that the BORROWER or the Guarantors have, or ever had, any such offsets, defenses, or counterclaims, the BORROWER and the Guarantors each hereby waive and release the same.

         b. The BANK hereby agrees to forbear from exercising its rights and remedies as a result of the existence of any Defaults or Events of Default existing prior to the date hereof under Sections 5.8, 5.9, 5.10 and 5.13 of the Loan Agreement until the earlier of the Maturity Date or the occurrence of any additional Event of Default under the Loan Agreement. This agreement to forebear is not a waiver of any Defaults or Events of Default which hereafter arise under such Sections of the Loan Agreement, as amended hereby.

         c. The BORROWER shall pay all costs and expenses incurred by the BANK in connection with this First Amendment, including without limitation, all reasonable attorneys' fees and expenses, commercial finance examination fees, appraisal fees, consultant's fees, and all reasonable travel expenses incurred by the BANK.

         d. This First Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered, each shall be original, and all of which together shall constitute one instrument.

         e. This First Amendment expresses the entire understanding of the parties with respect to the matters set forth herein and supersedes all prior discussions or negotiations hereon.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and their seals to be hereto affixed as the date first above written.

                                   "BORROWER"

                                   GALILEO CORPORATION


                                   By:__________________________________________
                                        Name:
                                        Title:

                                   "GUARANTORS"

                                   LEISEGANG MEDICAL, INC.


                                   By:__________________________________________
                                        Name:
                                        Title:

                                   "OPTICAL FILTER CORPORATION"


                                   By:__________________________________________
                                        Name:

                                        Title:

                                   "BANK"

                                   BANKBOSTON, N.A.


                                   By:__________________________________________
                                        Name:
                                        Title: